Exhibit 99.1

MRC Global Announces Third Quarter 2022 Results

Houston, TX – November 8, 2022 – MRC Global Inc. (NYSE: MRC), the leading global distributor of pipe, valves, fittings and infrastructure products and services to diversified energy, industrial and gas utilities end-markets, today announced third quarter 2022 results.

Net income attributable to common stockholders for the third quarter of 2022 was $18 million, or $0.21 per diluted share, as compared to the third quarter of 2021 net loss of ($17) million, or ($0.21) per diluted share. Adjusted net income attributable to common stockholders for the third quarter of 2022 was $36 million, or $0.42 per diluted share, as compared to the third quarter of 2021 adjusted net income of $8 million, or $0.09 per diluted share.

MRC Global’s third quarter 2022 gross profit was $165 million, or 18.3% of sales, as compared to the third quarter 2021 gross profit of $95 million, or 13.9% of sales. Gross profit for the third quarter of 2022 and 2021 includes $24 million and $32 million, respectively, of expense in cost of sales relating to the use of the last-in, first-out (LIFO) method of inventory cost accounting. Adjusted Gross Profit, which excludes (among other items) the impact of LIFO, was $198 million, or 21.9% of sales, for the third quarter of 2022 and was $137 million, or 20.0% of revenue, for the third quarter of 2021.

Third Quarter 2022 Financial Highlights:

●

Sales of $904 million, a 7% sequential increase from the second quarter of 2022 led by the gas utilities and downstream, industrial and energy transition (DIET) sectors, and a 32% improvement compared to the same quarter a year ago

●	Adjusted Gross Profit, as a percentage of sales, of 21.9%, an increase of 60 basis points compared to the second quarter of 2022 and an MRC Global record
●	Adjusted EBITDA of $82 million, or 9.1% of sales, a company record for adjusted EBITDA margins
●	Backlog of $773 million, up 4% compared to the second quarter of 2022 and up 49% compared to year end 2021

Rob Saltiel, MRC Global’s President and CEO stated, “I am very pleased with our outstanding performance this quarter with total revenue of $904 million, a 7% sequential growth, led by our two largest end-market sectors, gas utilities and DIET. Continued strong activity, coupled with cost management, resulted in new company records for both adjusted gross margin of 21.9% and adjusted EBITDA margin of 9.1%. Our business generated operating cash flow of $33 million in the third quarter, and we expect to achieve positive operating cash flow for the full year, which would be a major achievement given the high revenue growth we have experienced in 2022.”

“Our third quarter’s results are indicative of the solid performance of the MRC Global team and are underpinned by our resilient gas utilities business, our expanding roster of energy transition projects and our continued cost discipline. Looking forward to 2023, we expect double-digit revenue growth, higher annual EBITDA margins and strong cash flow generation,” continued Mr. Saltiel.

Adjusted EBITDA was $82 million in the third quarter of 2022 compared to $39 million for the same period in 2021.

Adjusted net income attributable to common stockholders, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Gross Profit, Adjusted SG&A, Net Debt and Leverage Ratio are all non-GAAP measures. Please refer to the reconciliation of each of these measures to the nearest GAAP measure in this release.

Selling, general and administrative (SG&A) expenses were $120 million, or 13.3% of sales, for the third quarter of 2022 compared to $102 million, or 14.9% of sales, for the same period in 2021.

An income tax expense of $10 million was incurred in the third quarter of 2022, with an effective tax rate of 29%, as compared to an income tax benefit of $2 million for the third quarter of 2021. Our rates generally differ from the U.S. federal statutory rate of 21% as a result of state income taxes, non-deductible expenses, and differing foreign income tax rates. The effective tax rate for the three months ended September 30, 2022, was higher primarily due to unbenefited foreign losses.

Sales

The company’s sales were $904 million for the third quarter of 2022, which was 7% higher than the second quarter of 2022 and 32% higher than the third quarter of 2021. As compared to the third quarter of 2021, all sectors and segments grew. By sector, the DIET sector led with 40% growth followed by the upstream production and gas utilities and sectors at 33% and 32%, respectively. Sequentially, the gas utilities and DIET sectors led the increase.

Sales by Segment

U.S. sales in the third quarter of 2022 were $768 million, up $198 million, or 35%, from the same quarter in 2021. The gas utilities sector revenue increased $86 million, or 32%, driven by increased activity levels related to our customers' integrity upgrade programs, smart meter programs and seasonal demand. DIET sector sales increased $66 million, or 46%, from increased renewable biofuel projects and additional turnaround projects and maintenance spending for refining, mining and chemical customers. Upstream production sector sales increased by $36 million, or 44%, primarily due to increased customer spending for well completions. Midstream pipeline sector sales improved $10 million, or 13%, driven by new gathering and processing infrastructure as a result of increased production levels.

Sequentially, as compared to the second quarter of 2022, U.S. sales increased $51 million, or 7%, led by the gas utilities sector, which increased $44 million, or 14%, as customers continue to make progress on their infrastructure projects. The DIET sector was up $11 million, or 6% from biofuel projects, mining customer spending, and turnaround maintenance for refining and chemicals. U.S. upstream sales were up $1 million, or 1%, as several customer projects shifted to the fourth quarter.

Canada sales in the third quarter of 2022 were $37 million, up $7 million, or 23%, from the same quarter in 2021, driven by the upstream production sector as customers increased capital budgets.

Sequentially, as compared to the prior quarter, Canada sales declined $3 million, or 8%, due to upstream production sector seasonality.

International sales in the third quarter of 2022 were $99 million, up $14 million, or 16%, from the same period in 2021 overcoming a $13 million unfavorable impact from weaker foreign currencies. The increase was driven by the DIET sector primarily in the Netherlands, U.K. and New Zealand.

Sequentially, as compared to the previous quarter, International sales increased $8 million, or 9%, driven by the DIET sector, despite a $5 million unfavorable impact from weaker foreign currencies. The DIET sector increased in the U.K., the Netherlands and New Zealand.

Sales by Sector

Gas utilities sector sales, which are primarily U.S. based, were $359 million, in the third quarter of 2022, or 40% of total sales, an increase of $88 million, or 32%, from the third quarter of 2021.

Sequentially, as compared to the second quarter of 2022, the gas utilities sector grew $45 million, or 14%, driven by the U.S. segment.

Downstream, industrial and energy transition sector sales in the third quarter of 2022 were $276 million, or 31% of total sales, an increase of $79 million, or 40%, from the third quarter of 2021. The increase in DIET sector sales was driven by the U.S. segment followed by the International segment.

Sequentially, as compared to the previous quarter, sales in the DIET sector were up $17 million, or 7%, led by the U.S. followed closely by the International segment.

Upstream production sector sales in the third quarter of 2022 were $176 million, or 19% of total sales, an improvement of $44 million, or 33%, from the third quarter of 2021. The increase in upstream production sales was led by the U.S. segment, followed by Canada and International segments.

Sequentially, as compared to the prior quarter, upstream production sector sales declined $2 million, or 1%, driven by the Canada segment.

Midstream pipeline sector sales, which are primarily U.S. based, were $93 million, in the third quarter of 2022, or 10% of total sales, an increase of $8 million, or 9%, from the third quarter of 2021.

Sequentially, as compared to the prior quarter, midstream pipeline sector sales decreased $4 million, or 4%, due to the timing of construction projects.

Backlog

As of September 30, 2022, the company's backlog was $773 million, up 4% sequentially from June 30, 2022, and 49% since December 31, 2022. The U.S. backlog was $576 million, up 65% since December 31, 2022 with all sectors up double-digits including a 78% increase in the gas utilities sector and a 75% increase in the upstream sector.

Balance Sheet and Cash Flow

Cash provided by operations was $33 million in the third quarter of 2022. As of September 30, 2022, the cash balance was $29 million, long-term debt (including current portion) was $341 million, and net debt was $312 million. Availability under the company’s asset-based lending facility was $612 million and available liquidity was $641 million as of September 30, 2022.

Please refer to the reconciliation of non-GAAP measures (Net Debt) to GAAP measures (Long-term Debt) in this release.

Conference Call

The company will hold a conference call to discuss its third quarter 2022 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on November 9, 2022. To participate in the call, please dial 201-689-8261 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through November 23, 2022, and can be accessed by dialing 201-612-7415 and using pass code 13730618#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified end-markets including the gas utilities, downstream, industrial and energy transition, upstream production, and midstream pipeline sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of 206 locations including valve and engineering centers. The company’s unmatched quality assurance program offers over 250,000 SKUs from over 10,000 suppliers, simplifying the supply chain for approximately 10,000 customers. Find out more at www.mrcglobal.com

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “intend,” “believes,” "on-track," “well positioned,” “strong position,” “looking forward,” “guidance,” “plans,” “can,” "target," "targeted" and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, EBITDA margin. tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in capital and other expenditure levels in the industries that the company serves;  U.S. and international general economic conditions; decreases in oil and natural gas prices; unexpected supply shortages; loss of third-party transportation providers; cost increases by the company’s suppliers and transportation providers; increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower the company’s profit; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of its inventory to decline; decreases in steel prices, which could significantly lower the company’s profit; a decline in demand for certain of the products the company distributes if tariffs and duties on these products are imposed or lifted; holding more inventory than can be sold in a commercial time frame;   significant substitution of renewables and low-carbon fuels for oil and gas, impacting demand for the company’s products;  risks related to adverse weather events or natural disasters; environmental, health and safety laws and regulations and the interpretation or implementation thereof; changes in the company’s customer and product mix; the risk that manufacturers of the products that the company distributes will sell a substantial amount of goods directly to end users in the industry sectors that the company serves; failure to operate the company’s business in an efficient or optimized manner; the company’s ability to compete successfully with other companies;  the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes; inability to attract and retain employees or the potential loss of key personnel; adverse health events, such as a pandemic; interruption in the proper functioning of the company’s information systems; the occurrence of cybersecurity incidents; risks related to the company’s customers’ creditworthiness; the success of acquisition strategies; the potential adverse effects associated with integrating acquisitions and whether these acquisitions will yield their intended benefits; impairment of the company’s goodwill or other intangible assets; adverse changes in political or economic conditions in the countries in which the company operates; the company’s significant indebtedness; the dependence on the company’s subsidiaries for cash to meet parent company obligations; changes in the company’s credit profile; potential inability to obtain necessary capital; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation; product liability claims against the company; pending or future asbestos-related claims against the company; exposure to U.S. and international laws and regulations, regulating corruption, limiting imports or exports or imposing economic sanctions; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; and risks related to changing laws and regulations including trade policies and tariffs.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the Investor Relations page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	September 30,	December 31,
	2022	2021

Assets
Current assets:
Cash	$29	$48
Accounts receivable, net	526	379
Inventories, net	584	453
Other current assets	30	19
Total current assets	1,169	899

Long-term assets:
Operating lease assets	194	191
Property, plant and equipment, net	83	91
Other assets	23	22

Intangible assets:
Goodwill, net	264	264
Other intangible assets, net	189	204
	$1,922	$1,671

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$479	$321
Accrued expenses and other current liabilities	96	80
Operating lease liabilities	34	33
Current portion of long-term debt	3	2
Total current liabilities	612	436

Long-term liabilities:
Long-term debt, net	338	295
Operating lease liabilities	177	177
Deferred income taxes	55	53
Other liabilities	22	32

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized 363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 107,819,492 and 107,284,171 issued, respectively	1	1
Additional paid-in capital	1,754	1,747
Retained deficit	(783)	(819)
Less: Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(234)	(231)
	363	323
	$1,922	$1,671

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021

Sales	$904	$685	$2,494	$1,980
Cost of sales	739	590	2,042	1,670
Gross profit	165	95	452	310
Selling, general and administrative expenses	120	102	347	304
Operating income (loss)	45	(7)	105	6
Other (expense) income:
Interest expense	(6)	(6)	(17)	(18)
Other, net	(5)	-	(11)	1

Income (loss) before income taxes	34	(13)	77	(11)
Income tax expense (benefit)	10	(2)	23	(1)
Net income (loss)	24	(11)	54	(10)
Series A preferred stock dividends	6	6	18	18
Net income (loss) attributable to common stockholders	$18	$(17)	$36	$(28)

Basic earnings (loss) per common share	$0.22	$(0.21)	$0.43	$(0.34)
Diluted earnings (loss) per common share	$0.21	$(0.21)	$0.42	$(0.34)
Weighted-average common shares, basic	83.6	82.7	83.5	82.5
Weighted-average common shares, diluted	85.0	82.7	84.8	82.5

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended
	September 30,	September 30,
	2022	2021

Operating activities
Net income (loss)	$54	$(10)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operations:
Depreciation and amortization	14	14
Amortization of intangibles	15	18
Equity-based compensation expense	9	10
Deferred income tax benefit	(1)	(7)
Amortization of debt issuance costs	1	1
Increase in LIFO reserve	50	47
Other	12	3
Changes in operating assets and liabilities:
Accounts receivable	(159)	(81)
Inventories	(197)	(15)
Other current assets	(11)	(11)
Accounts payable	165	68
Accrued expenses and other current liabilities	18	(21)
Net cash (used in) provided by operations	(30)	16

Investing activities
Purchases of property, plant and equipment	(8)	(6)
Other investing activities	(2)	2
Net cash used in investing activities	(10)	(4)

Financing activities
Payments on revolving credit facilities	(523)	(262)
Proceeds from revolving credit facilities	569	290
Payments on long-term obligations	(2)	(87)
Debt issuance costs paid	-	(3)
Dividends paid on preferred stock	(18)	(18)
Repurchases of shares to satisfy tax withholdings	(2)	(2)
Net cash provided by (used in) financing activities	24	(82)

Decrease in cash	(16)	(70)
Effect of foreign exchange rate on cash	(3)	(2)
Cash -- beginning of period	48	119
Cash -- end of period	$29	$47

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment and Sector

Three Months Ended
September 30,
	U.S.	Canada	International	Total
2022
Gas utilities	$355	$3	$1	$359
Downstream, industrial & energy transition	209	6	61	276
Upstream production	118	25	33	176
Midstream pipeline	86	3	4	93
	$768	$37	$99	$904
2021
Gas utilities	$269	$2	$-	$271
Downstream, industrial & energy transition	143	6	48	197
Upstream production	82	18	32	132
Midstream pipeline	76	4	5	85
	$570	$30	$85	$685

Nine Months Ended
September 30,
	U.S.	Canada	International	Total
2022
Gas utilities	$934	$9	$1	$944
Downstream, industrial & energy transition	576	20	165	761
Upstream production	336	83	93	512
Midstream pipeline	257	8	12	277
	$2,103	$120	$271	$2,494
2021
Gas utilities	$745	$5	$-	$750
Downstream, industrial & energy transition	417	15	150	582
Upstream production	231	62	109	402
Midstream pipeline	219	10	17	246
	$1,612	$92	$276	$1,980

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
Type	2022	2021	2022	2021
Line pipe	$173	$103	$417	$268
Carbon fittings and flanges	119	96	335	269
Total carbon pipe, fittings and flanges	292	199	752	537
Valves, automation, measurement and instrumentation	290	230	821	714
Gas products	205	169	587	465
Stainless steel and alloy pipe and fittings	53	35	147	100
General products	64	52	187	164
	$904	$685	$2,494	$1,980

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	September 30,	Percentage	September 30,	Percentage
	2022	of Revenue*	2021	of Revenue*

Gross profit, as reported	$165	18.3%	$95	13.9%
Depreciation and amortization	5	0.6%	4	0.6%
Amortization of intangibles	4	0.4%	6	0.9%
Increase in LIFO reserve	24	2.7%	32	4.7%
Adjusted Gross Profit	$198	21.9%	$137	20.0%

	Nine Months Ended
	September 30,	Percentage	September 30,	Percentage
	2022	of Revenue	2021	of Revenue*

Gross profit, as reported	$452	18.1%	$310	15.7%
Depreciation and amortization	14	0.6%	14	0.7%
Amortization of intangibles	15	0.6%	18	0.9%
Increase in LIFO reserve	50	2.0%	47	2.4%
Adjusted Gross Profit	$531	21.3%	$389	19.6%

Notes to above:

* Does not foot due to rounding

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges incremental to normal operations and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Selling, General and Administrative Expenses to

Adjusted Selling, General and Administrative Expenses (a non-GAAP measure)

(in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021

Selling, general and administrative expenses	$120	$102	$347	$304
Facility closures (1)	-	-	-	(1)
Employee separation (2)	-	-	-	(2)
Adjusted Selling, general and administrative expenses	$120	$102	$347	$301

Notes to above:

(1)	Charges (pre-tax) associated with the exit of the Korea business recorded in the International segment.
(2)	Charges (pre-tax) related to employee separation of which $1 million is non-cash share-based compensation.

The company defines Adjusted Selling, general and administrative (SG&A) expenses as SG&A, less severance and restructuring expenses, employee separation costs, facility closures plus the recovery of supplier bad debt. The company presents Adjusted SG&A because the company believes it is a useful indicator of the company’s operating performance without regard to items that can vary substantially from company to company. Among other things, Adjusted SG&A measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. The company uses Adjusted SG&A as a key performance indicator in managing its business. The company believes that SG&A is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted SG&A.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021

Net income (loss)	$24	$(11)	$54	$(10)
Income tax expense (benefit)	10	(2)	23	(1)
Interest expense	6	6	17	18
Depreciation and amortization	5	4	14	14
Amortization of intangibles	4	6	15	18
Employee separation (1)	-	-	-	1
Increase in LIFO reserve	24	32	50	47
Equity-based compensation expense (2)	3	3	9	10
Foreign currency losses	6	1	13	2
Adjusted EBITDA	$82	$39	$195	$99

Notes to above:

(1)	Charges (pre-tax) recorded in SG&A. $2 million relates to employee separation, of which, $1 million is recorded in equity-based compensation expense, in the first quarter of 2021.
(2)	Charges (pre-tax) recorded in SG&A.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments, long-lived asset impairments (including goodwill and intangible assets), inventory-related charges incremental to normal operations, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income (Loss) Attributable to Common Stockholders to

Adjusted Net Income (Loss) Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2022		September 30, 2022
	Amount	Per Share	Amount	Per Share

Net income attributable to common stockholders	$18	$0.21	$36	$0.42
Increase in LIFO reserve, net of tax	18	0.21	38	0.45
Adjusted net income attributable to common stockholders	$36	$0.42	$74	$0.87

	Three Months Ended		Nine Months Ended
	September 30, 2021		September 30, 2021
	Amount	Per Share	Amount	Per Share

Net loss attributable to common stockholders	$(17)	$(0.21)	$(28)	$(0.34)
Increase in LIFO reserve, net of tax	25	0.30	36	0.43
Adjusted net income attributable to common stockholders	$8	$0.09	$8	$0.09

Notes to above:

The company defines Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure) as Net Income Attributable to Common Stockholders less after-tax goodwill and intangible impairment, inventory-related charges, facility closures, severance and restructuring, plus or minus the after-tax impact of its LIFO inventory costing methodology. After-tax impacts were determined using the Company's U.S. blended statutory rate. The company presents Adjusted Net Income Attributable to Common Stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. Those items include goodwill and intangible asset impairments, inventory-related charges, facility closures, severance and restructuring as well as the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company believes that Net Income Attributable to Common Stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to Adjusted Net Income Attributable to Common Stockholders.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Long-term Debt to Net Debt (a non-GAAP measure) and the Leverage Ratio Calculation

(in millions)

September 30,
2022

Long-term debt, net	$338
Plus: current portion of long-term debt	3
Long-term debt	341
Less: cash	29
Net Debt	$312

Net Debt	$312
Trailing twelve months adjusted EBITDA	242
Leverage ratio	1.3

Notes to above:

Net Debt and related leverage metrics may be considered non-GAAP measures. We define Net Debt as total long-term debt, including current portion, minus cash. We define our leverage ratio as Net Debt divided by trailing twelve months Adjusted EBITDA. We believe Net Debt is an indicator of the extent to which the company’s outstanding debt obligations could be satisfied by cash on hand and a useful metric for investors to evaluate the company’s leverage position. We believe the leverage ratio is a commonly used metric that management and investors use to assess the borrowing capacity of the company. We believe total long-term debt (including the current portion) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Net Debt.

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